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                                                                       Exhibit 2


                           FORM OF SEVERANCE AGREEMENT

         This AGREEMENT dated as of [                 ], is made by and between
Litchfield Financial Corporation, a Massachusetts corporation ("Litchfield") and
[       ](the "Executive").

         WHEREAS, Litchfield considers it essential to the best interests of Litchfield and its current stockholders (hereinafter known as "Shareholders", which term shall include Affiliates of the current stockholders to foster the continuous employment of key management personnel; and

         WHEREAS, Litchfield recognizes that, as is the case with many corporations, the possibility of undertaking a Transaction (as defined in the last Section hereof) with respect to Litchfield exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of Litchfield and the Shareholders; and

         WHEREAS, Litchfield has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of Litchfield's management, including the Executive, to their assigned duties with Litchfield, without distraction in the face of circumstances arising from the possibility of a Transaction;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for other valuable consideration, Litchfield and the Executive hereby agree as follows:

         1. DEFINED TERMS. The definitions of capitalized terms used in this Agreement are provided in the last Section hereof.

         2. TERM OF AGREEMENT. This Agreement shall commence on the date hereof and shall continue in effect through December 31, 1999, provided that commencing on January 1, 2000, and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than October 31 of the previous year, either Litchfield or the Executive shall have given notice to the other not to extend this Agreement. Notwithstanding the foregoing, if a Transaction shall have occurred during the term of this Agreement, this Agreement shall continue in effect for a period of one (1) year beyond the date on which the closing for such Transaction occurred, provided, however, that if a notice not to extend this Agreement was given before closing of the Transaction, this Agreement shall not continue unless the Executive consents in writing.

         3. LITCHFIELD'S COVENANTS SUMMARIZED. In order to induce the Executive to remain in the employ of Litchfield and in consideration of the Executive's covenants set forth in Sections 4 hereof, Litchfield agrees, under the conditions described herein, to pay the Executive the Severance Payments described in Section 6 hereof and the other payments and benefits described in
Section 5 hereof in the event (i) that during the term of this Agreement following a Transaction either (x) the employment of the Executive is terminated by Litchfield for reasons other than Cause, death or disability, or (y) the Executive terminates his employment by Litchfield for Good Reason, and (ii) the Executive has fulfilled his covenants set forth in Section 4. No amount or benefit shall be payable under this Agreement unless there shall have been a

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termination of the Executive's employment by Litchfield for reasons other than
Cause or the death or disability of the Executive or by the Executive for Good Reason within one year following a Transaction. This Agreement shall not be construed as creating an express or implied contract of employment, and except as otherwise agreed in writing between the Executive and Litchfield, the Executive shall not have any right to be retained in the employ of Litchfield. No benefits shall be payable hereunder in the event of termination of Executive's employment prior to a Potential Transaction.

         4. EXECUTIVE'S COVENANTS. The Executive agrees that, subject to the terms and conditions of this Agreement, in the event of a Potential Transaction during the term of this Agreement, the Executive will in good faith use all reasonable efforts, consistent with his duties and authority as an employee of Litchfield to consummate a Transaction which has been approved by the Board of Directors of Litchfield. Notwithstanding the foregoing, the Executive shall in all events be entitled to terminate his employment with or without Good Reason, and shall have no liability to Litchfield as a result of such termination.

         5. COMPENSATION OTHER THAN SEVERANCE PAYMENTS.

            5.1 PAYMENT OF SALARY UPON TERMINATION. If the Executive's employment shall be terminated for any reason following a Transaction and during the term of this Agreement, Litchfield shall pay the Executive's full salary to the Executive through the Date of Termination at the rate in effect at the time the Notice of Termination is given.

            5.2 PAYMENT OF BENEFITS UPON TERMINATION. If the Executive's employment shall be terminated for any reason following a Transaction during the term of this Agreement, Litchfield shall pay or make available to the Executive any rights, compensation, and benefits which are vested in the Executive or which the Executive has or is otherwise entitled to receive under any plan or program of Litchfield, as such rights, compensation or benefits become due. Such rights, compensation and benefits shall be determined under, and paid or made available in accordance with, Litchfield's applicable insurance and other compensation or benefit plans, programs and arrangements, and shall include all amounts by which the Executive's contractual entitlement to salary and bonus in any prior years exceeded the Executive's actual salary and bonus paid in such years.

         6. SEVERANCE PAYMENTS.

            6.1 DETERMINATION OF SEVERANCE PAYMENTS. In addition to the payments and benefits under Section 5, Litchfield shall pay the Executive the payments described in this Section 6.1 (the "Severance Payments") upon the termination of the Executive's employment, during the term of this Agreement, following a Transaction in the event (i) the employment of the Executive is terminated by Litchfield for reasons other than Cause, death or disability or the Executive terminates his employment by Litchfield for Good Reason, and (ii) the Executive has fulfilled his covenants set forth in Section 4. In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination and in lieu of any severance benefits otherwise payable to the Executive under any then existing broad-based employee severance plan, Litchfield shall pay to the Executive a lump-sum severance payment, in cash, equal to the higher of (i) the Executive's total salary and bonus for the most recently completed


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fiscal year, and (ii) the Executive's total annualized salary and bonus, based on the partial fiscal year in which the Date of Termination occurs. In addition to such lump-sum severance payment, the Executive shall (i) be entitled to participate in the Company's medical insurance plan for a period of twelve months following the Termination Date at the Company's expense, after which the Executive will have COBRA rights as provided by law and (ii) for a period of twelve months, be permitted to participate in any of the Company's other benefit plans in which the Executive is participating as of the Termination Date pursuant to Company policy.

            6.2 GROSS-UP PAYMENT. In the event that the excise tax imposed by
Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any penalty or excise tax subsequently imposed by law applies to any payment or benefit received or to be received by the Executive in connection with a Transaction or the termination of the Executive's employment (whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with Litchfield, any Person whose actions result in the Transaction or any Person affiliated with Litchfield or such Person) (all such payments and benefits, including the Severance Payments, being hereinafter called "Total Payments"), an additional amount shall be paid by Litchfield to the Executive such that the aggregate after-tax amount that he shall receive with respect to the Total Payments, including this Section, shall have a present value equal to the aggregate after-tax amount that he would have received and retained had such excise or penalty tax (and any interest or penalties in respect thereof) not applied to him. For this purpose, the Executive shall be assumed to be subject to tax in each year relevant to the computation at the then maximum applicable combined Federal and Massachusetts income tax rate, and the present value of payments to him shall be made consistent with the principles of Section 280G of the Code.

            6.3 TIMING OF PAYMENTS. The payments provided for in Section 6.1 hereof shall be made not later than the tenth business day following the Date of Termination. The payment provided for by Section 6.2 shall be paid not later than the tenth business day following the date the gross-up amount is computed, but in no event later than the date any excise tax is due and payable.

         7. TERMINATION PROCEDURES.

            7.1 NOTICE OF TERMINATION. After a Transaction and during the term of this Agreement, any purported termination of the Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance will
Section 10 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances, if any, claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

            7.2 DATE OF TERMINATION. "Date of Termination," with respect to any purported termination of the Executive's employment after a Transaction and during the term of this Agreement, shall mean the date specified in the Notice of Termination (which, in the case of a termination by Litchfield, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall not be less than


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fifteen (15) days or more than sixty (60) days, respectively, from the date such
Notice of Termination is given).

         8. NO MITIGATION. If the Executive's employment by Litchfield is terminated during the term of this Agreement, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by Litchfield pursuant to Section 6 hereof. Further, the amount of any payment or benefit provided for in Section 6 hereof shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to Litchfield, or otherwise.

         9. SUCCESSORS; BINDING AGREEMENT.

            9.1 SUCCESSORS OF LITCHFIELD. The provisions of this Agreement shall be binding upon, and shall inure to the benefit of the successors and assigns of Litchfield.

            9.2 SUCCESSORS OF THE EXECUTIVE. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives, or administrators of the Executive's estate.

         10. NOTICES. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

          To Litchfield:                          To the Executive:
          --------------                          -----------------

          Litchfield Financial Corporation        ________________
          430 Main Street                         ________________
          Williamstown, MA  01267                 ________________
          Attn: _______________


         11. MISCELLANEOUS. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive and by Litchfield. Except as expressly provided herein, no waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this


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Agreement. The validity, interpretation, construction, and performance of this
Agreement shall be governed by the laws of the Commonwealth of Massachusetts, and this Agreement shall be an instrument under seal. All references to sections of the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state, or local law and any additional withholding to which the Executive has agreed. The obligations of Litchfield and the Executive under Sections 6, 7, 8, and 14 hereof shall survive the expiration of the term of this Agreement.

         12. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         13. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

         14. SETTLEMENT OF DISPUTES; ARBITRATION. All claims by the Executive for benefits under this Agreement shall be in writing. Any denial by the Litchfield of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The Executive shall, however, be entitled to seek specific performance of the Executive's right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

         15. DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings indicated below:


             (A) "Affiliate" with respect to any Person shall mean one who controls, is controlled by, or is under common control with, such Person.

             (B) "Cause" for termination by Litchfield of the Executive's employment, after any Transaction, shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive's duties with Litchfield (other than any such failure resulting from the Executive's incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Executive by Litchfield, which demand identifies with reasonable specificity the manner in which Litchfield believes that the Executive has not substantially performed the Executive's duties, or (ii) the willful engaging by the Executive in misconduct which is materially and adversely injurious to Litchfield or its parent company or any subsidiaries or affiliates thereof, monetarily or otherwise, or (iii) the conviction of the Executive of, or the plea by the Executive of guilty or NOLO CONTENDERE to, a felony; provided, however,


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                    that "Cause" shall not exist under clauses (i) and (ii)
                    unless Litchfield has complied with the following terms and conditions:

                     (A) the Executive is provided with written notice of the proposed termination;

                     (B) the Executive is given the opportunity to appear with his counsel, and to present evidence and a defense to the alleged acts or omissions constituting "Cause", at a duly called and held meeting of the Board of Directors of Litchfield, the purpose of which shall be to determine whether "Cause" exists under clause (i) or (ii) and the Executive should be terminated; and

                     (C) if the Executive avails himself of the opportunity set forth in clause (B), following such meeting not less than two-thirds of the members of the Board of Directors determine that "Cause" exists under clause
                            (i) or (ii) and the Executive should be terminated. For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of Litchfield.

               (C) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

               (D)  "Date of Termination" shall have the meaning stated in
                    Section 7.2 hereof.

               (E) "Litchfield" shall mean Litchfield Financial Corporation and any successor to its business and/or assets. Payments or benefits from Litchfield shall include those from any of its stockholders.

               (F) "Good Reason" shall mean termination by the Executive of his employment following a Transaction for any one or more of the following reasons: (i) the responsibility and authority of the Executive shall be materially altered following the Transaction; (ii) the compensation of the Executive (taking into account base salary, bonus and benefits) shall be diminished following the Transaction; or (iii) following a Transaction Litchfield shall require the Executive to relocate to a location more than 25 miles distant.

               (G)  "Notice of Termination" shall have the meaning stated in
                    Section 7.1 hereof.


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               (H)  "Person" shall mean an individual, partnership, corporation, trust or other business entity; however, a Person shall not include current stockholders and/or directors of Litchfield or any company owned, directly or indirectly, by any shareholder.

               (I) "Potential Transaction" shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

                    (i) Litchfield enters into an agreement, the consummation of which would result in the occurrence of a Transaction; or

                    (ii) Litchfield or any Person (with the approval of
                         Litchfield) publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Transaction.

               (J)  "Severance Payments" shall mean those payments described in
                    Section 6.1 hereof.

               (K)  "Total Payments" shall mean those payments described in
                    Section 6.2 hereof.

               (L) A "Transaction" shall be deemed to have occurred upon (i) a sale, conveyance, lease or other transfer of all or substantially all of the assets of Litchfield, (ii) a consolidation or merger of Litchfield with or into another corporation in which Litchfield is not the surviving or resulting corporation or after which more than 50% of the issued and outstanding shares of voting capital stock of the surviving or resulting corporation is thereafter owned of record or beneficially by any single Person or Group of affiliated Persons, (iii) a sale or transfer in a single transaction of shares of the voting capital stock of Litchfield, which results in more than 50% of the issued and outstanding shares of the voting capital stock of Litchfield being thereafter owned of record or beneficially by any single Person or Group of affiliated Persons, (iv) any other transaction or series of transactions involving the issuance, sale or transfer of shares of the capital stock of Litchfield, which results in more than fifty percent (50%) of the issued and outstanding shares of the voting capital stock of Litchfield being thereafter owned of record or beneficially by any single Person or Group of affiliated Persons, or (v) a majority of the Board of Directors of Litchfield ceasing to consist of individuals (A) who are currently members of the Board or (B) for whose nomination for such membership a majority of such current members voted in favor.

               (M) "Group of affiliated Persons" shall mean a group of two (2) or more Persons (i) in which one (1) or more of such Persons controls, is controlled by, or is under common control with, another of such Persons, or (ii)


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                    which is associated by agreement for the purpose of
                    controlling Litchfield or any successor corporation thereof.

     Executed as of the date first above written.


                                        LITCHFIELD FINANCIAL CORPORATION


                                        By:
                                           -------------------------------
                                            Name:
                                            Title:


                                        ----------------------------------
                                                    (Executive)




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